Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-65563


                           Prospectus Supplement No. 1
          Dated January 11, 1999 (to Prospectus dated January 8, 1999)

                           UNITED ROAD SERVICES, INC.

        This Prospectus Supplement is part of the Prospectus dated January 8, 1999 relating to an offering of up to 1,213,944 shares of the Common Stock of United Road Services, Inc. ("United Road") by certain existing stockholders of United Road who received shares of Common Stock in connection with acquisitions made by United Road.

        On January 11, 1999, United Road acquired MPG Transco, Ltd., an Illinois corporation ("MPG"), by merging MPG into URS Transport, Inc., a wholly-owned subsidiary of United Road. The aggregate purchase price was approximately $29.5 million, consisting of approximately $10.4 million in cash, 996,772 shares of United Road's Common Stock and $4.4 million of indebtedness.

        MPG provides national automobile transport services to major automobile manufacturers. Under United Road's ownership, MPG is expected to continue to provide such services.




           The date of this Prospectus Supplement is January 11, 1999